OFFER TO REPURCHASE
up to 2,696,734 of the Issued and Outstanding Shares of Common Stock
of
The Korea Fund, Inc.
at 98% of Net Asset Value Per Share
by
The Korea Fund, Inc.
in Exchange for Portfolio Securities of The Korea Fund, Inc.

THE OFFER TO REPURCHASE WILL EXPIRE AT MIDNIGHT, EASTERN TIME, ON OCTOBER 27, 2006, UNLESS THE OFFER IS EXTENDED.

THIS OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS, INCLUDING THE CONDITIONS OUTLINED IN THE OFFER TO REPURCHASE DATED SEPTEMBER 29, 2006 AND IN THE LETTER OF TRANSMITTAL DATED SEPTEMBER 29, 2006.

September 29, 2006

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We are enclosing herewith the material listed below relating to the offer of The Korea Fund, Inc., a non-diversified, closed-end management investment company incorporated under the laws of the state of Maryland (the “Fund”), to repurchase up to 2,696,734 (approximately 10%) of its issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”). As of September 26, 2006, 26,967,347 Shares were outstanding. The offer is to repurchase Shares in exchange for a pro rata portion of the Fund’s portfolio securities (other than securities that are not publicly traded, which would need to be registered under the Securities Act of 1933, as amended, or securities regulations applicable in other countries, if distributed in the repurchase, that may not be held other than by Korean holders, or that involve the assumption of contractual obligations or trading restrictions) (the “Portfolio Securities”) held in the Fund’s investment portfolio, subject to adjustment for fractional shares and odd lots, at a price equal to 98% of the net asset value per Share determined as of the close of the regular trading session of the New York Stock Exchange (“NYSE”), the principal market in which the Shares are traded, on the business day after the day the offer expires. The offer is being made upon the terms and subject to the conditions set forth in the Offer to Repurchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commission will be payable to the Fund in connection with the Offer. However, brokers, dealers or other persons may charge shareholders a fee for soliciting tenders for Shares pursuant to the Offer. The Fund will also, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Additionally, as set forth in Instruction 7, “Korean Securities Transaction Tax and U.S. Securities Transfer Taxes,” of the Letter of Transmittal, the Korean securities transaction tax and any other securities transfer taxes, if any, to be paid by participating shareholders with respect to the transfer of Portfolio Securities shall be deducted directly from each participating shareholder’s proceeds from the repurchase pursuant to the Offer. HOWEVER, BACKUP WITHHOLDING AT A 28% RATE MAY BE REQUIRED UNLESS EITHER AN EXEMPTION IS PROVED OR THE REQUIRED TAXPAYER IDENTIFICATION INFORMATION AND CERTIFICATIONS ARE PROVIDED. SEE SECTION 14, “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES,” OF THE OFFER TO REPURCHASE AND INSTRUCTION 12, “BACKUP WITHHOLDING,” OF THE LETTER OF TRANSMITTAL.

For your information and for forwarding to your clients, we are enclosing the following documents:

1. The Offer to Repurchase dated September 29, 2006;

2. The Letter of Transmittal for your use and to be provided to your clients;

3. Notice of Guaranteed Delivery;

4. Form of letter to clients that may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee); and

5. Return envelope addressed to The Colbent Corporation (the “Depositary”).

The Offer is not being made to, nor will the Fund accept tender of Shares from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction.

As described in the Offer to Repurchase under Section 4, “Procedures for Tendering Shares for Repurchase,” tenders may be made without the concurrent deposit of stock certificates if: (a) such tenders are made by or through a broker or dealer that is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch, or agency in the United States; and (b) certificates for Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at a Book-Entry Transfer Facility (as defined in the Letter of Transmittal)), together with a properly completed and duly executed Letter of Transmittal, and all other documents required by the Letter of Transmittal, are received by the Depositary prior to 5:00 p.m., Eastern time, on the third NYSE trading day after the date of receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

AS DESCRIBED IN THE OFFER, YOU WILL BE REQUIRED TO SET UP “RECEIVE FREE” INSTRUCTIONS TO ACCEPT FOR DEPOSIT THE DISTRIBUTION OF THE PORTFOLIO SECURITIES.

AS DESCRIBED IN THE OFFER, THE FUND WILL, IF THE OFFER IS COMPLETED, REPURCHASE ALL SHARES FROM SHAREHOLDERS WHO OWN BENEFICIALLY OR OF RECORD AN AGGREGATE OF NOT MORE THAN 99 SHARES AND TENDER ALL OF THEIR SHARES. IF SUCH A TENDER IS MADE BY A BROKER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE FOR BENEFICIAL OWNER(S) OF SHARES WITH RESPECT TO WHICH IT IS THE RECORD HOLDER, SUCH BROKER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST REPRESENT AND WARRANT IN THE LETTER OF TRANSMITTAL THAT IT BELIEVES, BASED UPON REPRESENTATIONS MADE TO IT BY SUCH BENEFICIAL OWNER(S), THAT EACH SUCH PERSON OWNS NOT MORE THAN 99 SHARES AND IS TENDERING ALL OF SUCH SHARES.

NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ANY SHARES.

For additional information or copies of the enclosed material, please contact Georgeson Inc. (the “Information Agent”) at (212) 440-9800 or (800) 843-0369.

Very truly yours,

The Korea Fund, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE KOREA FUND, INC., THE INFORMATION AGENT, OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.